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                     August 19, 2022

       James N. Topper
       Chief Executive Officer and Chairman
       Frazier Lifesciences Acquisition Corp
       Two Union Square
       601 Union St., Suite 3200
       Seattle, WA 98101

                                                        Re: Frazier
Lifesciences Acquisition Corp
                                                            Form 10-K for the
Fiscal Year Ending December 31, 2021
                                                            Filed March 25,
2022
                                                            File No. 001-39765

       Dear James N. Topper:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction